DSW Inc. Announces Acquisition of Corporate Headquarters and Columbus Distribution Center

Columbus, Ohio, November 1, 2012 —DSW Inc., a leading branded footwear and accessories retailer, today announced the acquisition of 810 AC LLC, which owns the corporate headquarters of DSW, as well as its 700,000 square foot distribution center and trailer lot on its home office campus in Columbus, OH for a total of $72 million, paid in cash.

“Today’s acquisition reflects our continued commitment to growing DSW in the future by opening stores, expanding our DSW.com business and by adding new accounts to our Affiliated Business Group (formerly the Leased Business Division),” stated Mike MacDonald, President and Chief Executive Officer of DSW Inc. The company recently completed the $15 million installation of an automatic sortation facility in the distribution center to support its size replenishment program. Mr. MacDonald continued, “Purchasing the property secures our investment and ensures our ability to expand into additional office space to support DSW’s continued growth.”

DSW had previously leased approximately two thirds of the property included in the purchase. The acquisition is expected to be slightly accretive on an annual basis, resulting from rent savings and income from existing tenants.

About DSW

DSW Inc. is a leading branded footwear and accessories retailer that offers a wide selection of brand name and designer footwear and accessories for women, men, and kids. As of November 1, 2012, DSW operated 363 stores in 41 states, the District of Columbia and Puerto Rico, and operated an e-commerce site, www.dsw.com and a mobile website, m.dsw.com. DSW also supplied footwear to 345 leased locations in the United States. For store locations and additional information about DSW, visit www.dswinc.com. Follow DSW on Twitter at twitter.com/DSWShoelovers and "like" DSW on Facebook at facebook.com/DSW.